Exhibit 7.24

EXECUTION VERSION

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”) is entered into as of February 18, 2019 by and among (1) Teamsport Topco Limited, a Cayman Islands exempted company (“Holdco”), (2) Teamsport Midco Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Holdco (“Midco”), (3) Teamsport Parent Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Midco (“Parent”), and (4) BPEA Teamsport Limited, a Cayman Islands exempted company (“BPEA Teamsport”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, Parent, Teamsport Bidco Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Parent (“Merger Sub”), and eHi Car Services Limited, a Cayman Islands exempted company (the “Company”), have, concurrently with the execution of this Agreement, entered into an Amended and Restated Agreement and Plan of Merger, dated as of the date hereof (as it may be further amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company, with the Company continuing as the surviving company and a wholly-owned subsidiary of Parent (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement, including that the Per Share Merger Consideration will be US$6.125 and the Per ADS Merger Consideration will be US$12.25 (less US$0.05 per ADS cancellation fees), in each case in cash without interest; and

WHEREAS, as of the date hereof, BPEA Teamsport is the beneficial owner (as defined under Rule 13d-3 of the Exchange Act) of 10,528,160 Class A Common Shares, par value US$0.001 per share, represented by ADSs (the “Shares”, and, together with any other ordinary shares of the Company acquired (whether beneficially or of record) by BPEA Teamsport after the date hereof and prior to the earlier of the Effective Time and the termination of BPEA Teamsport’s obligations under this Agreement, including any ordinary shares of the Company acquired by means of purchase, dividend or distribution, or issued upon the exercise of any Company Options or warrants or the conversion of any convertible securities or otherwise, collectively, the “Securities”).

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

VOTING

Section 1.1    Voting. From and after the date hereof until the earlier of: (x) August 18, 2019 and (y) the termination of the Merger Agreement pursuant to and in compliance with the terms therein (such earlier time, the “Expiration Time”), BPEA Teamsport hereby irrevocably and unconditionally agrees that at the Shareholders’ Meeting or other annual or special meeting of the shareholders of the Company, however called, at which any of the matters described in paragraphs (a) – (b) hereof is to be considered (and any adjournment or postponement thereof), BPEA Teamsport shall (i) cause the Securities to be counted as present at such meeting for purposes of determining whether a quorum is present, and (ii) vote or cause to be voted (including by proxy, if applicable) all of the Securities:

(a)    for the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger; and

(b)    in favor of any adjournment or postponement of the Shareholders’ Meeting or any other annual or special meeting of the shareholders of the Company, however called, at which any of the matters described in paragraphs (a) through (f) of this Section 1.1 is to be considered (and any adjournment or postponement thereof) as may be reasonably requested by Parent.

Section 1.2    Restrictions on Transfers. BPEA Teamsport hereby agrees that, from the date hereof until the Expiration Time, it shall not, directly or indirectly, (a) offer for sale, sell (constructively or otherwise), transfer, assign, tender in any tender or exchange offer, pledge, grant, encumber, hypothecate or similarly dispose of (by merger, operation of law or otherwise) (collectively, “Transfer”), either voluntarily or involuntarily, or enter into any agreement, arrangement or understanding with respect to the Transfer of any Securities or any interest therein or (b) deposit any Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto, other than as contemplated by Section 1.1. Any purported Transfer in violation of this Section 1.2 shall be null and void.

ARTICLE II

REPRESENTATIONS, WARRANTIES AND COVENANTS

OF BPEA TEAMSPORT

Section 2.1    Representations and Warranties. BPEA Teamsport represents and warrants to Parent, Midco and Holdco as follows:

(a)    it has the full legal right, power, capacity and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(b)    this Agreement has been duly executed and delivered by BPEA Teamsport and the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary action on the part of BPEA Teamsport and no other actions or proceedings on the part of BPEA Teamsport are necessary to authorize or perform this Agreement;

(c)    assuming due authorization, execution and delivery by Parent, Midco and Holdco, this Agreement constitutes a legal, valid and binding agreement of BPEA Teamsport, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law);

(d)    (i) BPEA Teamsport (A) is the beneficial owner of, and has good and valid title to, the Securities, free and clear of Liens other than as created by this Agreement, and (B) has sole or shared (together with Affiliates controlled by BPEA Teamsport) voting power, power of disposition, and power to demand dissenter’s rights, in each case with respect to all of the Securities, with no limitations, qualifications, or restrictions on such rights, subject to applicable United States federal securities Laws, Laws of the Cayman Islands and the terms of this Agreement, (ii) the Securities are not subject to any voting trust agreement or other Contract to which BPEA Teamsport is a party restricting or otherwise relating to the voting or Transfer of the Securities other than this Agreement, and (iii) BPEA Teamsport has not Transferred any interest in any of the Securities;

(e)    except for the applicable requirements of the Exchange Act and any other United States federal securities Law, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of BPEA Teamsport for the execution, delivery and performance of this Agreement by it, and (ii) neither the execution, delivery or performance of this Agreement by it, nor compliance by it with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of BPEA Teamsport, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on its property or assets pursuant to any Contract to which it is a party or by which it or any of its property or assets is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to it or any of its properties or assets; and

(f)    on the date hereof, there is no Action pending against it or, to the knowledge of such BPEA Teamsport, any other person or, to the knowledge of BPEA Teamsport, threatened against it or any other person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance of its obligations under this Agreement.

Section 2.2    Covenants. BPEA Teamsport hereby:

(a)    agrees, prior to the Expiration Time, not to knowingly take any action that would make any of its representations or warranties contained herein untrue or incorrect or have or could have the effect of preventing, impeding or interfering with or adversely affecting the performance of its obligations under this Agreement;

(b)    irrevocably waives, and agrees not to exercise or assert, any rights of appraisal or rights of dissent from the Merger that it may have with respect to the Securities (including any rights under Section 238 of the CICL or the submission of any notice pursuant thereto) prior to the Expiration Time;

(c)    agrees to permit the Company and Parent to publish and disclose in the Proxy Statement (including all documents filed with the SEC in accordance therewith) and any other disclosure documents in connection with the Merger Agreement and any filings with or notices to any Governmental Authority in connection with the Transactions, its identity and beneficial ownership of the Shares, Securities or other equity securities of the Company and a factual description of its commitments, arrangements and understandings under this Agreement (the “BPEA Teamsport Related Disclosures”); provided that the Company and Parent shall (i) provide BPEA Teamsport a reasonable opportunity to review a draft of the BPEA Teamsport Related Disclosures and (ii) consider in good faith any comments from BPEA Teamsport regarding such BPEA Teamsport Related Disclosures prior to publishing or disclosing them; and

(d)    agrees and covenants that it shall promptly (and in any event within forty-eight (48) hours) notify Parent of any new securities of the Company with respect to which beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) is acquired by BPEA Teamsport, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities of the Company after the date hereof.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT, MIDCO AND HOLDCO

Each of Parent, Midco and Holdco represents and warrants to BPEA Teamsport as follows:

(a)    each of Parent, Midco and Holdco is duly organized, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Parent, Midco and Holdco and the execution, delivery and performance of this Agreement by Parent, Midco and Holdco have been duly authorized by all necessary corporate action on the part of Parent, Midco and Holdco and no other corporate actions or proceedings on the part of Parent, Midco and Holdco are necessary to authorize or perform this Agreement. Assuming due authorization, execution and delivery by BPEA Teamsport, this Agreement constitutes a legal, valid and binding obligation of Parent, Midco and Holdco, enforceable against Parent, Midco and Holdco in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law); and

(b)    except for the applicable requirements of the Exchange Act and Laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of Parent, Midco or Holdco for the execution, delivery and performance of this Agreement by Parent, Midco and Holdco, and (ii) neither the execution, delivery or performance of this Agreement by Parent and Holdco, nor compliance by Parent, Midco and Holdco with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of Parent, Midco or Holdco, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of Parent, Midco or Holdco pursuant to, any Contract to which Parent, Midco or Holdco is a party or by which Parent, Midco or Holdco or any of their property or asset is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, Midco or Holdco any of their properties or assets;

ARTICLE IV

MISCELLANEOUS

Section 4.1    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by international overnight courier to the respective parties at the address set forth below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 4.1):

if to BPEA Teamsport:

c/o Vistra Alternative Investments Services Pte. Ltd.

1 Raffles Place

#13-01 One Raffles Place

Singapore 048616

Attention: BPEA Vistra Team

Facsimile: +65 6593 3711

Email: bpea.sg@vistra.com

with a copy to (which alone shall not constitute notice):

Weil, Gotshal & Manges LLP

29/F, Alexandra House

18 Chater Road, Central

Hong Kong

Attention: Tim Gardner

                 William Welty

Facsimile: +852 3015 9354

Email: tim.gardner@weil.com

            william.welty@weil.com

if to Parent, Midco and/or Holdco:

c/o MBK Partners Management Consulting (Shanghai) Co., Ltd.

Unit 3904, K.Wah Center

1010 Huai Hai M. Road

Shanghai, China

Attention: Hongfei Yu

                 Lei Han

Facsimile: +86 21 3401 2999

E-mail: hongfei.yu@mbkpartnerslp.com

             lei.han@mbkpartnerslp.com

with a copy to (which alone shall not constitute notice):

Weil, Gotshal & Manges LLP

29/F, Alexandra House

18 Chater Road, Central

Hong Kong

Attention: Tim Gardner

                 William Welty

Facsimile: +852 3015 9354

Email: tim.gardner@weil.com

           william.welty@weil.com

Section 4.2    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 4.3    Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 4.4    Specific Performance. Each party acknowledges and agrees that monetary damages would not be an adequate remedy in the event that any covenant or agreement in this Agreement is not performed in accordance with its terms, and therefore agrees that in the event of any breach by a party hereto of any of his or its respective covenants or agreements set forth in this Agreement, the non-breaching parties shall each be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement by any party, in addition to any other remedy at law or equity. Each party waives (i) any defenses in any action for an injunction or other appropriate form of specific performance or equitable relief, including the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining an injunction or other appropriate form of specific performance or equitable relief. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by a party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by a party.

Section 4.5    Amendments; Waivers. At any time prior to the Expiration Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by a party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 4.6    Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any choice of Law or conflict of Law rules or provisions that would cause the application of the Laws of any jurisdiction other than the State of New York.

Section 4.7    Dispute Resolution.

(a)    Subject to Section 4.4, Section 4.6, the last sentence of this Section 4.7(a) and Section 4.7(b), any disputes, actions and proceedings against any party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 6.7 (the “Rules”). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(b)    Notwithstanding the foregoing, the parties hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 4.7, any party may, to the extent permitted under the Laws of the jurisdiction where application is made, seek an interim injunction from a court or other authority with competent jurisdiction and, notwithstanding that this Agreement is governed by the Laws of the State of New York, a court or authority hearing an application for injunctive relief may apply the procedural Law of the jurisdiction where the court or other authority is located in determining whether to grant the interim injunction. For the avoidance of doubt, this Section 4.7(b) is only applicable to the seeking of interim injunctions and does not restrict the application of Section 4.7(a) in any way.

Section 4.8    No Third Party Beneficiaries; No Recourse.

(a)    There are no third party beneficiaries of this Agreement and nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto (and their respective successors, heirs and permitted assigns), any rights, remedies, obligations or liabilities, except as specifically set forth in this Agreement.

(b)    Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered in connection herewith, and notwithstanding the fact that BPEA Teamsport may be a limited partnership or limited liability company, as applicable, Holdco covenants, acknowledges and agrees that no person other than BPEA Teamsport (and its successors and permitted assigns under this Agreement pursuant to the terms hereof) has any obligations hereunder and that no recourse shall be had hereunder, or for any claim based on, in respect of, or by reason of, such obligations or their creation, against, and no personal liability shall attach to, be imposed on or otherwise be incurred by the former, current or future equity holders, controlling persons, directors, officers, employees, agents, advisors, representatives, Affiliates, members, managers, or general or limited partners of BPEA Teamsport (each, a “Non-Recourse Party”), through Holdco, Midco, Parent, Merger Sub or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Holdco against any such Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise.

Section 4.9    Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 4.10    No Presumption Against Drafting Party. Each of the parties to this Agreement acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 4.11    Counterparts. This Agreement may be executed in two or more consecutive counterparts (including by facsimile or email pdf format), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, email pdf format or otherwise) to the other parties.

Section 4.12    Confidentiality. This Agreement shall be treated as confidential and may not be used, circulated, quoted or otherwise referred to in any document, except with the prior written consent of the parties hereto; provided, however, that each party hereto may, without such written consent, disclose the existence and content of this Agreement to its officers, directors, employees, partners, members, investors, financing sources, advisors (including financial and legal advisors) and any representatives of the foregoing and to the extent required by Law, the applicable rules of any national securities exchange or in connection with any SEC filings relating to the Merger and in connection with any litigation relating to the Merger, the Merger Agreement or the Transactions as permitted by or provided in the Merger Agreement and BPEA Teamsport may disclose the existence and content of this Agreement to its Non-Recourse Parties.

Section 4.13    Further Assurances. Each party hereto shall do and perform, or cause to be done and performed, all such further reasonable acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement.

Section 4.14    Interpretation. When a reference is made in this Agreement to a Section or Article such reference shall be to a Section or Article of this Agreement unless otherwise indicated. The headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. References to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. The symbol “US$” refers to United States Dollars. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” References to “day” shall mean a calendar day unless otherwise indicated as a “Business Day.”

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

PARENT

TEAMSPORT PARENT LIMITED

By:	/s/ Kenichiro Kagasa
Name:	Kenichiro Kagasa
Title:	Director

[Signature Page to Support Agreement]

HOLDCO

TEAMSPORT TOPCO LIMITED

By:	/s/ Kenichiro Kagasa
Name:	Kenichiro Kagasa
Title:	Director

[Signature Page to Support Agreement]

MIDCO

TEAMSPORT MIDCO LIMITED

By:	/s/ Kenichiro Kagasa
Name:	Kenichiro Kagasa
Title:	Director

[Signature Page to Support Agreement]

BPEA TEAMSPORT

BPEA TEAMSPORT LIMITED

By:	/s/ Kirti Ram Hariharan
Name:	Kirti Ram Hariharan
Title:	Director

[Signature Page to Support Agreement]